Exhibit 4.14


IC LEASING CORPORATION III

AMENDED AND RESTATED DEMAND PROMISSORY NOTE


$21,715,000
Dated as of: December 3, 1993
Amended and Restated as of: January 3, 1994

     FOR VALUE RECEIVED, the undersigned, IC
LEASING CORPORATION III, a Nevada corporation having its principal place of business and chief executive office at 1077 East Sahara Avenue, Las
Vegas, Nevada 89193 (the "Borrower") hereby absolutely and unconditionally promises to pay to the order of THE FIRST NATIONAL BANK OF BOSTON, a national banking association (hereinafter, together with its successors in title and assigns, called the "Bank"), at the Bank's head office at 100 Federal Street, Boston, Massachusetts 02110
(the "Head Office"), ON DEMAND AT ANY TIME, or, if no demand is made prior thereto, on the Termination
Date (as defined below):

     (a)  the principal amount of TWENTY ONE
MILLION SEVEN HUNDRED FIFTEEN THOUSAND DOLLARS
($21,715,000), or, if less, the aggregate principal amount outstanding hereunder on the date of maturity (whether by demand, stated maturity, or any earlier termination, by acceleration or otherwise); and

     (b)  interest on the principal balance
outstanding hereunder from time to time from the date hereof through and including the date on which such principal amount is paid in full at such rates and at such times as set forth herein.

     This Note evidences the obligations of the Borrower (a) to repay the principal amount of the Loan made by the Bank to the Borrower hereunder,
(b) to pay interest, as herein provided, on the principal amount hereof remaining unpaid from time to time, and (c) to pay a closing fee of $10,000 payable to the Bank on January 3, 1994 (the
"Amendment Date") (which fee, together with the closing fee of $50,000 paid to the Bank by the Borrower on December 3, 1993 pursuant to the terms of the Prior Note (as defined below), shall be credited to any subsequent closing fee payable by the Borrower to the Bank in connection with any refinancing of this Note). Capitalized terms which are used herein without definition shall be defined as set forth in Section 8 hereof.

     This Note has been issued as a replacement of, and in exchange for (but does not evidence the payment or satisfaction of) the Demand Promissory
Note issued by the Borrower to the Bank dated as of December 3, 1993 (the "Prior Note").

     The Borrower hereby agrees with the Bank as follows:

     Section 1.    The Loan.

     Section 1.1.  Interest.

     (a)  Except as otherwise provided in Section
1.1(c) hereof, the unpaid principal amount of the Loan shall bear interest from the date hereof to but excluding the date on which such principal amount is paid in full, at the following interest rates: (a) during such periods as all or any portion of the Loan shall be a Base Rate Amount, said Base Rate Amount shall bear interest
(computed on the basis of the actual number of days elapsed over a year of 365 or 366 days) at the rate per annum equal to the Base Rate in effect from time to time, and (b) during such periods as all or any portion of the Loan shall be a Eurodollar Rate
Amount, said Eurodollar Rate Amount shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Eurodollar Rate plus three quarters of one percent (3/4%). Interest on Base Rate Amounts and Eurodollar Rate Amounts shall be due and payable in arrears on each Interest
Payment Date applicable to such Amount except as otherwise provided in this Note.

     (b) Upon notice given by the Borrower to the Bank (a "Conversion Notice") (a) not later than
10:00 a.m.(Boston time) on the Business Day of any proposed conversion in the case of any conversion to a Base Rate Amount, and (b) not later than 11:00 a.m. (Boston time), three Business Days prior to the date of any proposed conversion or continuation in the case of any conversion to a Eurodollar Rate
Amount or any continuation of any Eurodollar Rate
Amount, the Borrower may convert, on any Business
Day, any Base Rate Amount or Eurodollar Rate Amount into another Type of Amount available hereunder, or continue any Eurodollar Rate Amount for an additional Interest Period, provided that if any conversion of a Eurodollar Rate Amount occurs other than on the last day of the Interest Period applicable with respect thereto, the Borrower shall indemnify the Bank against any loss, cost or expense incurred as result of such conversion in accordance with the provisions of this Note. Each such Conversion Notice shall be by telephone or in writing, and shall specify (i) the date of such conversion or continuation, (ii) the Types and amounts of Amounts to be converted or continued, and (iii) with respect to conversion into Eurodollar Rate Amounts and continuation of Eurodollar Rate Amounts, the duration of the Interest Period(s) with respect thereto. Each
Amount so converted into or continued as a Eurodollar Rate Amount shall be in an aggregate principal amount of $5,000,000 or a larger integral multiple of $1,000,000. If the Borrower shall not have given notice in accordance with this Section
1.1(b) to continue any Eurodollar Rate Amount into a subsequent Interest Period (and shall not have not otherwise have given notice in accordance with this Section 1.1(b) to convert such Eurodollar Rate
Amount into a Base Rate Amount), such Eurodollar
Rate Amount shall, at the end of the Interest
Period applicable thereto, automatically be continued into a new Interest Period as a Base Rate
Amount.

     (c)  Overdue principal and (to the extent
permitted by applicable law) interest on the Loan and all other overdue amounts payable hereunder shall bear interest compounded monthly and payable on demand at a rate per annum equal to 2% above the Base Rate, as such rate is in effect from time to time, until such amounts shall be paid in full (to the extent permitted by law, after as well as before judgment).

     Section 1.2.    Repayment and Prepayments.

     (a)  Upon demand by the holder hereof or, if
no demand is made prior thereto, on the Termination
Date, there shall become absolutely due and payable by the Borrower hereunder (without regard to the length of any Interest Period in effect), and the Borrower hereby promises to pay to the holder hereof, the balance (if any) of the principal hereof then remaining unpaid, all of the unpaid interest accrued hereon and all (if any) other amounts payable on or in respect of this Note and the indebtedness evidenced hereby, and all such amounts shall be payable without presentment, further demand, protest, notice of protest or any other formalities of any kind, all of which are hereby expressly and irrevocably waived by the Borrower, provided that if the holder hereof makes demand for payment hereunder after 12:00 noon
(Boston time) on any day, all amounts due hereunder as provided above shall become absolutely due and payable by the Borrower, and the Borrower hereby promises to pay such amounts to the holder hereof, on the next succeeding Business Day.

     (b) The Borrower shall have the right at any time to prepay the principal balance of this Note, without premium or penalty (except as provided below), in whole or in part, together with accrued interest to the date of prepayment on the principal amount prepaid, upon not less than three Business
Days' written, telegraphic or telephonic notice to the Bank specifying the amount (not less than $3,000,000 or a larger integral multiple of $1,000,000) to be prepaid, provided that if any prepayment or any repayment of the Loan or any portion thereof shall be made with respect to a Eurodollar Rate Amount on a day other than the last day of the Interest Period applicable thereto, the Borrower shall indemnify the Bank against any loss, cost or expense incurred as a result of such prepayment or repayment in accordance with the provisions of Section 1.3 hereof. No amount repaid or prepaid with respect to the Loan may be reborrowed.

     Section 1.3.  Eurodollar Rate Amounts -
General Provisions.
     (a)   In the event, prior to the commencement
of any Interest Period relating to any Eurodollar
Rate Amount, the Bank shall determine that adequate and reasonable methods do not exist for ascertaining the Eurodollar Rate that would otherwise determine the rate of interest to be applicable to any Eurodollar Rate Amount during such Interest Period, the Bank shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower) to the Borrower. In such event (i) any Conversion
Notice with respect to Eurodollar Rate Amounts shall be automatically withdrawn and shall be deemed a notice for Base Rate Amounts, (ii) each Eurodollar Rate Amount will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Amount, and
(iii) the obligations of the Bank to convert any Base Rate Amounts into Eurodollar Rate Amounts shall be suspended until the Bank determines that the circumstances giving rise to such suspension no longer exist, whereupon the Bank shall so notify the Borrower.

     (b)  Notwithstanding any other provisions
herein, if any present or future law, regulation, treaty or directive or any change in the interpretation or application thereof shall make it unlawful for the Bank to make or maintain
Eurodollar Rate Amounts, the Bank shall forthwith give notice of such circumstances to the Borrower and thereupon (i) the obligations of the Bank to convert any Base Rate Amounts to Eurodollar
Rate Amounts or continue any Eurodollar Rate
Amounts shall forthwith be suspended, and (ii) the outstanding Eurodollar Rate Amounts, if any, shall be converted automatically to Base Rate Amounts on the last day of each Interest Period applicable to such Eurodollar Rate Amounts or within such earlier period as may be required by law. The Borrower agrees promptly to pay the Bank the amount of any costs incurred by the Bank in making any conversion, including any interest or fees payable by the Bank to lenders of funds obtained by it in order to make or maintain Eurodollar Rate
Amounts hereunder.

     (c)  Anything herein to the contrary
notwithstanding and without duplication of any other amounts payable hereunder, if, after the date hereof, any change in any present or any future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to the Bank by any central bank or other fiscal, monetary or other authority, (whether or not having the force of law), shall:

     (i)  subject the Bank to any tax, levy,
impost, duty, charge, fee, deduction or withholding of any nature with respect to Eurodollar Rate
Amounts or deposits obtained to fund Eurodollar
Rate Amounts (except for changes in the rate of tax on the overall net income of the Bank imposed by the jurisdiction in which the Head Office is located); or

     (ii)  materially change the basis of
taxation of payments to the Bank on the principal of, interest on or any other amounts payable in respect of Eurodollar Rate Amounts (except for changes in the rate of tax on the overall net income of the Bank imposed by the jurisdiction in which the Head Office is located); or

     (iii)  impose or increase or render
applicable any special deposit or reserve or similar requirement (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by an office of the Bank with respect to Eurodollar Rate Amounts;
or

     (iv)  impose on the Bank any other condition
or requirement with respect to this Note, Eurodollar Rate Amounts or any class of loans of which any of the Eurodollar Rate Amounts form a part, and the result of any of the foregoing is:

     (A)  to increase the cost to the Bank
attributable to the making, funding or
maintaining of Eurodollar Rate Amounts; or

     (B)  to reduce the amount of principal,
interest or other amount with respect to Eurodollar Rate Amounts payable to the Bank hereunder;

then, and in each such case, to the extent such cost or reduction is not reflected in determining the interest rate applicable to Eurodollar Rate
Amounts, the Borrower will, upon demand made by the Bank at any time and from time to time as often as the occasion therefor may arise, pay to the Bank such additional amounts as will be sufficient to compensate the Bank for such additional costs, reduction, payment or foregone interest or other sum.

     (d)  If the Borrower shall at any time (a)
repay or prepay or convert any Eurodollar Rate
Amount on a date other than the last day of Interest Period with respect thereto (as a consequence of acceleration pursuant to Section 6 hereof, a mandatory repayment or prepayment required hereunder, an optional prepayment, a conversion pursuant to Section 1.1(b) or otherwise), or (b) for any reason fail to convert or continue a Eurodollar Rate Amount on the date specified therefor in a Conversion Notice delivered by the Borrower to the Bank, the Borrower shall indemnify the Bank, on demand made by the Bank at any time and as often as the occasion therefor may arise, against all losses, costs and expenses which the Bank may at any time or from time to time incur as a consequence of such repayment, prepayment or failure to convert or continue. The amount of such losses, costs or expenses shall be an amount equal to the remainder, if any, of:

     (i) the total amount of interest which would otherwise have accrued hereunder on the principal so paid or not converted or continued at a rate equal to the Eurodollar Rate during the period (the
"Reemployment Period") (A) in the case of any such repayment or prepayment, beginning on the date of such payment and ending on the last day of the applicable Interest Period of the Eurodollar Rate
Amount so paid, or (B) in the case of any such failure to convert or continue, beginning on the date for the conversion or continuation that shall have been requested in the Conversion Notice relating thereto and ending on the date that would have been the last day of the applicable Interest
Period of such Eurodollar Rate Amount had such conversion or continuation been made; minus

     (ii)  an amount equal to the aggregate
interest to be earned by the Bank by reinvesting the amount prepaid, repaid or not converted or continued for the Reemployment Period at the yield to maturity on a United States Treasury security selected by the Bank approximately equal in amount to the amount prepaid, repaid or not converted or continued and having a maturity approximately equal to the Reemployment
Period.

     Section 2.  Payments.  All payments to be made
by the Borrower hereunder shall be made by the Borrower in Dollars in immediately available funds at the Head Office no later than 11:00 a.m. (Boston time) on the date due. Except as otherwise provided in the definition of the term "Interest
Period" with respect to Eurodollar Rate Amounts, if any payment hereunder is required to be made on a day which is not a Business Day, it shall be paid on the next succeeding Business Day and interest shall accrue during such extension. All payments by the Borrower hereunder shall be made without set-off or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any country or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder, the Borrower agrees to pay to the Bank on the date on which the said amount becomes due and payable hereunder, such additional amount as shall be necessary to enable the Bank to receive the same net amount which then would have been received on such date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Bank certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder.

     Section 3.  Changes in Circumstances.  If
after the date hereof the Bank determines that (a) the introduction of, or any change in, or any change in the interpretation of, any law or regulation applicable to the Bank, or (b) compliance by the Bank or its parent bank holding company with any guideline, request or directive of any governmental agency or authority (whether or not having the force of law), has the effect of reducing the return on the Bank's or such holding company's capital as a consequence of the Loan to a level below that which the Bank or such holding company could have achieved but for such adoption, change or compliance, the Bank may notify the Borrower thereof. The Borrower agrees to pay the Bank the amount of such reduction in the return on capital as and when such reduction is determined, upon presentation by the Bank of a statement in the amount and setting forth the Bank's calculation thereof, which statement shall be deemed true and correct absent manifest error.

     Section 4.  Representations and Warranties.
The Borrower represents and warrants to the Bank on the Amendment Date that: (a) it is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and is duly qualified and in good standing in every other jurisdiction where it is doing business or where a failure to qualify would have a Materially Adverse
Effect; (b) the execution, delivery and performance by the Borrower of this Note and the other Loan
Documents to which it is a party (i) are within its corporate authority, (ii) have been duly authorized, and (iii) do not conflict with or contravene its Charter Documents; (c) upon execution and delivery thereof, this Note and each of the other Loan Documents to which the Borrower is a party shall constitute its legal, valid and binding obligation, enforceable in accordance with its terms; (d) there are no legal or other proceedings or investigations pending or threatened against the Borrower before any court, tribunal or regulatory authority which would, if adversely determined, alone or together, have a Materially Adverse Effect; (e) the execution, delivery, performance of its obligations, and the exercise of its rights under the Loan Documents to which it is a party
(i) do not require any Consent (other than Consents of lessees of the Acquired Assets with respect to which, if such Consents are not obtained prior to the Amendment Date, all Losses (as defined in the Acquisition Documents) are, to the best of the Borrower's knowledge, indemnified against pursuant to and in accordance with the Acquisition
Documents), and (ii) are not and will not be in conflict with or prohibited or prevented by (A) any Requirement of Law, or (B) any Charter Document, corporate vote, minute or resolution, or (C) any instrument, agreement or provision thereof, in each case binding on it or affecting its property; (f) the Borrower is not in violation of (i) any Charter
Document, corporate minute or resolution, (ii) any instrument or agreement, in each case binding on it or affecting its property, or (iii) any Requirement of Law, in a manner which could have a Materially
Adverse Effect; (g) the Borrower used the proceeds of Tranche A, immediately upon receipt thereof, solely to finance in part the purchase of certain rolling stock, leases, and related assets
(the "Acquired Assets") pursuant to the Acquisition
Documents (the "Acquisition"); (h) the Borrower shall use the proceeds of Tranche B, immediately upon receipt thereof, solely to finance in part the purchase of the Maryland Lease, rolling stock leased to ICR thereunder, and certain related assets (the "Maryland Assets"), pursuant to the Maryland Acquisition Documents (the "Maryland
Acquisition") (i) the Borrower shall not use the proceeds of the Loan for the purchasing or carrying of any "margin security" or "margin stock" within the meanings of Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R.
Parts 221 and 224; (j) the amount of Tranche A constituted no more than 80% of the purchase price for the Acquired Assets, the balance of which purchase price was paid on the Date of the Acquisition from other funds of the Borrower, the Borrower's sole shareholder and other affiliates of the Borrower; (k) the amount of Tranche B constitutes no more than 80% of the purchase price of the Maryland Assets, the balance of which purchase price is being paid on the Amendment
Date from other funds of the Borrower, the Borrower's sole shareholder and other affiliates of the Borrower; (l) the Borrower has no indebtedness other than pursuant to this Note; (m) none of the property, assets, income or revenue of the Borrower
(other than the Acquired Assets) is subject to any liens, pledges, security interests, or other encumbrances other than pursuant to the Security
Documents, (n) the Borrower has such title to the Acquired Assets as the Borrower acquired from Allied pursuant to the Acquisition Documents and has granted no liens or other encumbrances on the Acquired Assets other than pursuant to the Security
Documents.

     Section 5.  Security.  The Obligations shall
continue to be secured by a blanket lien on and security interests in all of the assets of the Borrower, including without limitation, all accounts receivable, contract rights, general intangibles, inventory, chattel paper, real property, rolling stock, plant and equipment, pursuant to the terms of the Security Agreement.
The Obligations shall also continue to be guaranteed by the Guarantor pursuant to the Guaranty.

     Section 6.  Loans May Become Due Upon Certain
Events. If any of the following shall occur: (a) any of the Loan Documents shall cease to be in full force and effect, (b) either the Borrower or the Guarantor (i) shall make an assignment for the benefit of creditors, (ii) shall be adjudicated bankrupt or insolvent, (iii) shall seek the appointment of, or be the subject of an order appointing, a trustee, liquidator or receiver as to all or part of its assets, (iv) shall commence, approve or consent to, or be the subject of any case or proceeding under any bankruptcy, reorganization, liquidation, insolvency, or similar law ("Insolvency Laws") and, in the case of any such involuntary case or proceeding under any Insolvency Law, such case or proceeding is not dismissed within forty-five (45) days following the commencement thereof, or (v) shall be the subject of an order for relief in an involuntary case or proceeding under any Insolvency Laws, or (c) either the Borrower or the Guarantor shall be unable to pay its debts as they mature;

     THEN, the entire unpaid principal amount of the Loan, all interest accrued and unpaid thereon, and all other amounts payable hereunder shall automatically become forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower. The foregoing provisions of this
Section 6 shall not limit or impair the Bank's right to demand repayment of the Obligations pursuant to the terms of this Note. No remedy herein conferred upon the Bank is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and in addition to every other remedy hereunder, now or hereafter existing at law or in equity or otherwise.

     Section 7.  Setoff.  Regardless of the
adequacy of any collateral or guaranty for the Obligations, any deposits or other sums credited by or due from the Bank to the Borrower may be applied to or set off against any principal, interest and any other amounts then due from the Borrower to the Bank at any time during the continuance of any default under the Loan Documents without notice to the Borrower, or compliance with any other procedure imposed by statute or otherwise, all of which are hereby expressly waived by the Borrower.

     Section 8.  Definitions.  The following terms
shall have the meanings assigned to them below in this Section 8 or in the provisions of this Note referred to below:

     Acquired Assets:  See Section 4 hereof.

     Acquisition:  See Section 4 hereof.

     Acquisition Documents:  That certain Asset
Purchase Agreement, dated as of December 3, 1993, by and between CRTC and Allied, the CFC Guaranty referred to therein, the related Asset Sale
Agreement, dated as of December 3, 1993, by and between Allied and the Borrower, and all other agreements and documents required to be entered into or delivered pursuant to any of such agreements or in connection with the acquisition by the Borrower of the Acquired Assets.

     Allied: Allied Railcar Company, an Illinois corporation.

     Amendment Date:  See the preamble hereof.

     Amounts:  Base Rate Amounts and Eurodollar
Rate Amounts (each of which shall be a Type of Amount).

     Assignment of Acquisition Documents: That certain Collateral Assignment of Acquisition
Documents, dated as of December 3, 1993, between the Borrower and the Bank, as the same may be amended and in effect from time to time.

     Bank:  See the preamble hereof.

     Bank of Maryland:  The First National Bank of
Maryland.

     Base Rate: The higher of (a) the annual rate of interest announced from time to time by the Bank at the Head Office, as the Bank's "base rate" and
(b) one-half of one percent (1/2%) above the Federal Funds Effective Rate.

     Base Rate Amounts: All or any portion of the Loan bearing interest calculated by reference to the Base Rate.

     Borrower:  See the preamble hereof.

     Business Day: Any day on which banks in Boston, Massachusetts, are open for business generally and, in the case of Eurodollar Rate
Amounts, also a day which is a Eurodollar  Business
Day.

     CFC:  Chrysler Financial Corporation.

     Charter Documents: In respect of any entity, the certificate or articles of incorporation or organization and the by-laws of such entity, or other constitutive documents of such entity.

     Consent: In respect of any person or entity, any permit, license or exemption from, approval, consent of, registration or filing with any local, state or federal governmental or regulatory agency or authority, required under applicable laws.

     Conversion Notice:  See Section 1.1(b) hereof.

     CRTC:  Chrysler Rail Transportation
Corporation, a Delaware corporation.

     Dollars or $: Dollars in lawful currency of the United States of America.

     Eurodollar Offered Rate:  For any applicable
Interest Period, the rate per annum determined by the Bank to be the rate per annum at which deposits of dollars are offered to the Bank by prime banks in the London interbank market at or about 10:00 a.m. local time in such interbank market, two
Business Days prior to the first day of such Interest Period for a period equal to the duration of such Interest Period in an amount substantially equal to the Eurodollar Rate Amount to be converted or continued by the Bank.

     Eurodollar Business Day: Any day on which dealings in dollar deposits in the Eurodollar interbank markets may be transacted.

     Eurodollar Rate:  For any applicable Interest
Period, the interest rate per annum determined by the Bank pursuant to the following formula:

     Eurodollar Rate =  Eurodollar Offered Rate*

           1.00 - Eurodollar Reserve Percentage

*The components of the fraction to be rounded upwards, if necessary, to the next highest 1/8th of 1%.

The Bank shall give the Borrower prompt notice (but in any event no later than one Business Day prior to the date of commencement of such Interest
Period) of the Eurodollar Rate determined for such Interest Period, and absent manifest error, each determination of the Eurodollar Rate by the Bank shall be conclusive and binding for all purposes hereof.

     Eurodollar Rate Amount: All or any portion of the Loan bearing interest calculated by reference to the Eurodollar Rate.

     Eurodollar Reserve Percentage: For any day during an Interest Period with respect to a Eurodollar Rate Amount, that percentage (expressed as a decimal) which is in effect on such day under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulation relating to reserve requirements) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New
York City with deposits exceeding $1 billion in respect of "Eurocurrency Liabilities" (as such term is used in Regulation D) outstanding from time to time, or in respect of any other category of liabilities which might be incurred by such member bank in any Eurodollar interbank market to fund
Eurodollar Rate Amounts. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

     Federal Funds Effective Rate: For any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal
Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Bank from three funds brokers of recognized standing selected by the Bank.

     Guarantor:  Illinois Central Corporation, a
Delaware corporation and owner of all of the issued and outstanding capital stock of IC Financial
Services Corporation, a Delaware corporation and owner of all of the issued and outstanding capital stock of the Borrower.

     Guaranty: That certain Guaranty, dated as of December 3, 1993, from the Guarantor in favor of the Bank, as the same may be amended and in effect from time to time.

     Head Office:  See the preamble hereof.

     ICR:  Illinois Central Railroad Company, a
Delaware corporation, which is an affiliate of the Borrower.

     Insolvency Laws:  See Section 6 hereof.

     Interest Payment Date: As to any Amount, the last day of the Interest Period applicable thereto, and the Termination Date.

     Interest Period:  With respect to each Amount
(a) initially, the period commencing on the date hereof and ending on the last day of one of the periods set forth below, as selected by the Borrower prior to the date hereof: (i) for any Base Rate Amount, the last day of the calendar month during which such Interest Period began and
(ii) for any Eurodollar Rate Amount, one (1), two (2) or three (3) months; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Amount and ending on the last day of one of the periods set forth above, as selected by such Borrower in a Conversion Notice, provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

          (A)  if any Interest Period with respect
to a Eurodollar Rate Amount would otherwise end on a day that is not a Eurodollar Business Day, that Interest Period shall be extended to the next succeeding Eurodollar Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Eurodollar Business Day;

          (B)  if any Interest Period with respect
to a Base Rate Amount would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

          (C)  any Interest Period relating to
Eurodollar Rate Loan that begins on the last
Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month;

          (D)  any Interest Period relating to
Eurodollar Rate Amount that would otherwise extend beyond the Termination Date shall end on the Termination Date; and

          (E)  in the case of such Amounts which
constitute Tranche A on the date hereof, such Amounts shall continue to bear interest with reference to the applicable interest rates for such Amounts and for the applicable Interest Periods elected by the Borrower with respect thereto under the terms of the Prior Note and the Borrower shall pay interest on the applicable Interest Payment
Dates with respect thereto as provided herein.

      Loan:  Collectively, Tranche A and Tranche B.

     Loan Documents:  This Note and the Security
Documents, in each case as from time to time amended or supplemented.

     Maryland Acquisition:  See Section 4 hereof.

     Maryland Acquisition Documents:  The Bill of
Sale and Assignment from Bank of Maryland to the Borrower, dated as of December 31, 1993, and all other agreements and documents required to be entered into or delivered in connection with the acquisition by the Borrower of the Maryland Assets.

     Maryland Assets:  See Section 4 hereof.

     Maryland Lease:  The Equipment Lease
Agreement, dated as of October 20, 1980, by and between Bank of Maryland as lessor and ICR as lessee, with respect to certain rolling stock.

     Materially Adverse Effect: Any materially adverse effect on the financial condition or business operations or prospects of the Borrower, or any material impairment of the ability of the Borrower to perform its obligations hereunder or under any of the other Loan Documents to which it is a party, or any material impairment of validity or enforceability of any of the Loan Documents.

     Obligations: All indebtedness, obligations and liabilities of the Borrower to the Bank, existing on the date hereof or arising hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising or incurred under this Note or any of the other Loan
Documents or in respect of the Loan, or other instruments at any time evidencing any thereof.

     Prior Note:  See the preamble hereof.

     Requirement of Law: In respect of any person or entity, any law, treaty, rule, regulation or determination of an arbitrator, court, or other governmental authority, in each case applicable to or binding upon such person or entity or affecting any of its property.

     Security Agreement:  That certain Security
Agreement, dated as of December 3, 1993, between the Borrower and the Bank, as amended as of the date hereof by an amendment in form and substance satisfactory to the Bank, and as the same may be further amended and in effect from time to time.

     Security Documents:  Collectively, the
Guaranty, the Security Agreement, the Assignment of
Acquisition Documents, and any and all instruments and documents required to be delivered pursuant thereto, in each case as amended and in effect from time to time.

     Termination Date: March 3, 1994 or such earlier date on which the Loan may become due and payable pursuant to the terms hereof.

     Tranche A: The initial demand loan in the principal amount of $18,350,000 made to the Borrower by the Bank which was evidenced by the Prior Note and which is, from and after the date hereof, evidenced by this Note.

     Tranche B: The additional demand loan in the principal amount of $3,365,000 made to the Borrower by the Bank and evidenced by this Note.

     Type:  As to any Amount, its nature as a Base
Rate Amount or a Eurodollar Rate Amount.

     Section 9.  Notices.  Except as otherwise
specified herein, all notices and other
communications made or required to be given pursuant to this Note shall be in writing and shall be either delivered by hand or mailed by United States first-class mail, postage prepaid, or sent by telex or telecopy confirmed by letter, addressed as follows:

     (a)  if to the Borrower, at 455 North
Cityfront Plaza Drive, Chicago, Illinois
60611-5504, Attn: Chief Financial Officer, or such other address for notice as the Borrower shall last have furnished in writing to the person giving the notice; and

     (b)  if to the Bank, at 100 Federal Street,
Boston, Massachusetts 02110, Attn:  Transportation
Division, 01-08-01, or such other address for notice as the Bank shall last have furnished in writing to the person giving the notice.

     Any notice so addressed shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand to an officer of the party to which it is directed, at the time of the receipt thereof by such officer, (ii) if sent by first-class mail, postage prepaid, on the earlier of (A) the fifth Business Day following the mailing thereof, or (B) the date of its receipt, if a Business Day, or if not a Business Day, the next succeeding Business Day, or (iii) if sent by telex or telecopy, at the time of dispatch thereof, if in normal business hours in the state or country where received or otherwise at the opening of business on the next succeeding Business Day.

     Section 10. Miscellaneous. The Borrower agrees to indemnify and hold harmless the Bank against all claims and losses of every kind arising out of this Note and the other Loan Documents, except to the extent directly caused by the gross negligence or willful misconduct of the Bank. The
Borrower shall pay to the Bank promptly on demand all reasonable legal costs, fees and expenses incurred by the Bank in connection with the preparation, negotiation, execution, amendment, administration or enforcement of this Note and all of the other Loan Documents. This Note shall be binding upon and inure to the benefit of each party hereto and its successors and assigns, but the Borrower may not assign its rights or obligations hereunder. This Note may not be amended or waived except by a written instrument signed by the Borrower and the Bank, and any such amendment or waiver shall be effective only for the specific purpose given. No failure or delay by the Bank to exercise any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other right, power or privilege. The provisions of this Note are several and if any one provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, such invalidity or unenforceability shall affect only such provision in such jurisdiction. This Note expresses the entire understanding of the parties with respect to the transactions contemplated hereby. This Note is a contract under the internal laws of the Commonwealth of Massachusetts and shall be construed in accordance therewith and governed thereby, and shall take effect as A sealed instrument. The Borrower agrees that any suit for the enforcement of this Note and the other Loan
Documents to which it is a party may be brought in the courts of the Commonwealth of Massachusetts or any federal court sitting therein and consents to the nonexclusive jurisdiction of such court and to service of process in any such suit being made upon the Borrower by mail at the address specified in
Section 9 hereof. The Borrower hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit was brought in an inconvenient court.
The Borrower hereby irrevocably waives notice of acceptance, presentment, notice of nonpayment, protest, notice of protest, suit and all other conditions precedent in connection with the delivery, acceptance, collection and/or enforcement of this Note or any collateral or security therefor. The Borrower hereby agrees, at the Borrower's own expense, to execute and deliver, from time to time, any and all further, or other, instruments, and to perform such acts, as the Bank may reasonably request to effect the transactions contemplated by this Note and to provide to the Bank the benefits of all rights, authorities and remedies conferred upon the Bank by the terms of this Note.


     IN WITNESS WHEREOF, this Note has been duly executed by the undersigned as of the day and in the year first above written.


IC LEASING CORPORATION III


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